EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:

          Report of Independent Auditors

To the Shareholders and Board of Directors
Gabelli Global Series Funds, Inc.

In planning and performing our audit of the financial statements of the Gabelli Global Series Funds, Inc.
(comprising, respectively, the Gabelli Convertible
Securities Fund, The Gabelli Growth Fund, The Gabelli
Global Opportunity Fund and The Gabelli Global
Telecommunications Fund) for the year ended December
31, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Gabelli Global Series Funds, Inc.
is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of management and the Board of Directors of the Gabelli Global Series Funds, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                         ERNST & YOUNG LLP

New York, New York
February 10, 2004



EXHIBIT B:
EXHIBIT TO ITEM 77K
GABELLI GLOBAL SERIES FUNDS, INC. (the "Company")

Changes in Accountants

1. (i)	As of November 19, 2003, the Company
determined to no longer engage Grant
Thornton LLP, the independent accountants who had previously been engaged as the principal accountant to audit the Company's financial statements.

(ii) Grant Thornton LLP's report on the financial statements of the Company for either of the two fiscal years ended December 31, 2002 and December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principals.

(iii) The decision to change accountants was approved by the audit committee of the Board of Directors and ratified by the full Board of Directors.

(iv) During the Company's two most recent fiscal years there were no disagreements with Grant
Thornton LLP, on any matter of accounting principals or practices, financial statement disclosure of auditing scope of procedure, which disagreements, if not resolved to the satisfaction of the firm, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

(v) Within the Company's two most recent fiscal years there were no events of the kind described in Item 304(a)(1)(v) of Regulation
S-K under the Securities Act of 1933, as amended.


2.  	The Company, by action of its Board of Directors taken
on November 19, 2003, engaged Ernst & Young LLP as the principal accountant to audit the Company's financial statements for the fiscal year ending December 31, 2003. Prior to the engagement of Ernst & Young LLP and during the Company's two fiscal years ended
December 31, 2002 and December 31, 2001, neither the
Company nor anyone on its behalf consulted Ernst &
Young LLP regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).


EXHIBIT C:
77Q(1):


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

February 25, 2004

Gentlemen:

We have read Item 77K of Form N-SAR of the Gabelli Global
Series Funds, Inc. and are in agreement with the statements contained therein concerning Grant Thornton LLP in the exhibit.

Very truly yours,

/s/ Grant Thornton LLP